EXHIBIT 3.2

ALESCO FINANCIAL INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Alesco Financial Inc., a Maryland corporation (the “Corporation”), is hereby amended to decrease the par value of the shares of common stock of the Corporation issued and outstanding immediately prior to the filing of these Articles of Amendment from $0.01 per share to $0.001 per share.

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth herein is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: There has been no increase in the authorized stock of the Corporation effected by the amendment to the charter of the Corporation as set forth above.

FOURTH: The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FIFTH: These Articles of Amendment shall become effective at 4:15 p.m. on December 16, 2009.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer and Treasurer on this 16th day of December, 2009.

ALESCO FINANCIAL INC.

By:	/s/ JAMES J. McENTEE, III
Name: James J. McEntee, III
Title: Chief Executive Officer and President

ATTEST:

By:	/s/ JOHN J. LONGINO
Name: John J. Longino
Title: Chief Financial Officer and Treasurer